SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated February 22, 2006, is by and among SUPERIOR CABLES LTD., a public company incorporated and registered in Israel registration number 52-002527-1 (the “Company”), ALPINE HOLDCO INC., a corporation organized under the laws of Delaware and a wholly owned subsidiary of The Alpine Group, Inc. ("Alpine HoldCo"), SUPERIOR CABLES HOLDING (1997) LTD., a company incorporated and registered in Israel registration number 51-248430-4, and a wholly-owned subsidiary of The Alpine Group, Inc. ("SCH"), (Alpine HoldCo and SCH collectively “Alpine”), and Shrem, Fudim, Kelner Technologies Ltd. ("SFKT"), a company organized under the laws of the State of Israel registration number 51-288280-4, in the name of and on behalf of ART P.E., a limited partnership, to be established and registered in Israel, , the general partners of which will be SFKT, Darid Holdings Ltd. and Danitan Management Ltd. or a limited partnership the sole general partners of which will be SFKT, Darid Holdings Ltd. and Danitan Management Ltd ("Art P.E. (under construction)"); (Alpine HoldCo, ART P.E and SFKT, each an "Investor", and collectively the “Investors”); (the Company, Alpine HoldCo, and SFKT shall be referred to hereinafter, each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS The Company received, and will receive from Bank Hapoalim Ltd. (the "Bank") a line of credit and other financial services of various types; and

WHEREAS The Company wishes to restructure and refinance its current and future indebtedness and obligations to the Bank, including, among other things, the repayment to the Bank of part of the Company's outstanding long-term loans, and the conversion of US $15,000,000 of the Company’s debt to the Bank into subordinated debt, payable only upon the liquidation of the Company (the “Subordinated Debt”), all subject to and as set forth in the terms and conditions of a refinancing agreement entered between the Company and the Bank attached hereto as integral part hereof and marked "Exhibit A" (the "Bank Agreement"), and as further described in the Cap Table (as defined herein); and

WHEREAS On the date of execution of the Bank Agreement, and as an integral part thereof, the Bank will receive from the Company an option to purchase shares from the Company as more fully described in Exhibit A, in consideration for the Subordinated Debt the "Bank's Option") and as further described in the Cap Table (as defined herein); and

WHEREAS The Bank Agreement is conditioned, inter alia, upon the Closing (as defined in Section 5.1 hereof) taking place not later than June 30, 2006; and

WHEREAS Immediately prior to or at the Closing, SCH will sell, in a private sale, 8,400,000 Ordinary Shares to unrelated third parties; and

WHEREAS Except for the Ordinary Shares held by SCH as of the date hereof, neither Alpine nor SFKT nor any partner therein or Affiliate thereof currently is not and until the Closing will not be a shareholder of the Company; and

WHEREAS, On the basis of the Company’s representations expressly stipulated herein the Investors desire to purchase and acquire from the Company, and on the basis of the Investors’ representations expressly stipulated herein, the Company desires to sell and issue to the Investors, Ordinary Shares of the Company, all upon the terms and subject to the conditions set forth hereunder and subject to obtaining the Approvals (as defined herein in Section 5.1); and

WHEREAS The Company wishes to receive certain management services from The Alpine Group, Inc., and The Alpine Group, Inc. wishes to provide those management services to the Company, all pursuant to and subject to the terms and conditions of the First Amendment to the Deed of Amendment substantially in the form attached hereto as integral part hereof and marked as "Exhibit B" (the "Management Agreement"); and

WHEREAS the Parties desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants, undertakings and agreements contained herein, subject to the terms and conditions set forth herein, the parties hereby represent, warrant, undertake and agree as follows:

SECTION 1. DEFINITIONS

Article 1.1 As used in this Agreement, the following terms shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

"Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person.

This "Agreement" means this Share Purchase Agreement, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in force and effect at the time such reference becomes operative.

"Cap Table" means a capitalization table describing the shareholdings in the Company prior to and after the Closing, and following the exercise of the Bank's Option and SFKT's Option and any and all other Convertible Securities existing as of the Closing Date, which is attached hereto as integral part hereof and marked "Exhibit C".

"Convertible Securities" means any evidences of indebtedness, options, warrants or other securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company, including, but not limited to, the Bank's Option and SFKT's Option and options granted to certain employees of the Company.

"Material Adverse Conditions" means any fact, change, event, development or circumstance which, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company as a whole.

"Ordinary Shares" means ordinary shares, par value NIS 1.00, of the Company. In the event the Company reorganizes its share capital to no par value shares, or to shares of NIS 0.01, any reference to Ordinary Shares shall mean no par value shares of the Company or shares of NIS 0.01, as the case may be.

"Public Company" means a public company within its meaning in the Companies Law-1999.

"Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

" Rate of Exchange" means the representative rate of exchange of the US$ to the NIS most recently published by the Bank of Israel prior to the applicable date mentioned herein.

"Shareholders Agreement" means the Shareholders Agreement effective as of the Closing Date, by and between the Investors.

1.2 The following capitalized terms not defined in Sub-Section 1.1 are defined in the following Sections of or other locations in this Agreement:

Term	Section/Location

Alpine	Recitals
Alpine HoldCo's Investment	4.1
Alpine HoldCo’s Investment Amount	4.1
Alpine HoldCo	Preamble
Approvals	5.1
Articles	7.1.5
Bank	Recitals
Bank Agreement	Recitals
Bank's Option	Recitals
Business Days	10.3.2
Closing	5.1
Closing Date	5.1
Company	Preamble
Conversion	Recitals
Force Majeure Events	10.12.1
Investment Amounts	5.1
Investor and Investors	Preamble
Legal Opinion	5.2.4(h)
Management Agreement	Recitals
Officer’s Compliance Certificate	5.2.4(c)
Party and Parties	Preamble
SCH	Recitals
SFKT	Preamble
SFKT's Option	4.2.2
SFKT's Original Holdings	4.2.1
SFKT's Original Investment	4.2
SFKT's Original Investment Amount	4.2

SECTION 2. PREAMBLE AND APPENDICES

The preamble, recitals, schedules, annexes and exhibits attached to this Agreement form an integral and binding part hereof.

SECTION 3. INTERPRETATION

The clause headings, captions and clause numbers in this Agreement are inserted only as a matter of convenience of reference and in no way shall control, define, limit, affect or construe the scope of intent, meaning or construction of such clauses, nor in any way affect the interpretation of this Agreement.

SECTION 4. SALE, PURCHASE AND ISSUANCE OF SHARES AND OPTION

4.1 Sale and Purchase of the Ordinary Shares by Alpine HoldCo "As Is". At the Closing, Alpine HoldCo agrees to invest a total amount of US$ 10,000,000 in the Company ("Alpine HoldCo's Investment" and "Alpine HoldCo's Investment Amount") in order to purchase from the Company, on an "As Is" basis including on the basis of all representations as set forth in Section 8herein and on the basis of the representations made by the Company as specified in Section 7 hereof, and the Company agrees to issue and allot to the Alpine HoldCo, on the basis of all representations as set forth in Section 8 herein, as part of a private placement to be made by the Company, 75,000,000 Ordinary Shares, at a price of US$ 0.1333 per share (price in NIS per share will be determined on the Closing Date using the Rate of Exchange immediately prior to that date) on an “As Is” basis.

4.2 Sale and Purchase of the Ordinary Shares and of an Option to Purchase Ordinary Shares by SFKT "As Is". At the Closing SFKT agrees to invest or to cause Art P.E. to invest a total amount of US$ 5,000,000 in the Company ("SFKT's Original Investment") in order to:

4.2.1 Purchase from the Company, on an "As Is" basis including on the basis of all representations as set forth in Section 8herein, and on the basis of the representations made by the Company as specified in Section 7 hereof, and the Company agrees to issue and allot to SFKT, or- upon SFKT’s written request - to Art P.E. as part of a private placement to be made by the Company, on the basis of all representations as set forth in Section 8 herein, 46,192,664 Ordinary Shares at a price of US$ 0.1082 per share payable in NIS (price in NIS per share will be determined on the Closing Date using the Rate of Exchange immediately prior to that date) ("SFKT's Original Holdings") on an “As Is” basis; and

4.2.2 Receive from the Company, and the Company agrees to grant SFKT or- upon SFKT’s written request - to grant Art P.E., a transferable option, in the form attached hereto as Exhibit 4.2.2 (a), to purchase from the Company an additional 4,619,266 Ordinary Shares, exercisable, all or nothing, by submitting a written notice to the Company in the form attached hereto as Exhibit 4.2.2 (b), not later then within thirty (30) months from the Closing Date together with cash payment of a purchase price of US$ 0.1333 per share (price in NIS per share will be determined on the option's exercise date using the Rate of Exchange immediately prior to the exercise date ) ("SFKT's Option"). The amount of Ordinary Shares underlying SFKT's Option, and the exercise price of SFKT's Option, will be adjusted as provided in Exhibit 4.2.2 (a) hereof.

4.3 Several Obligations. No Investor shall be liable for the obligations to be performed by any other Investor and the liability of each of the Investors in respect of the obligations imposed on such Investor under this Agreement, shall be several and not joint, as if each of the Investors had entered into a separate agreement with the Company. Notwithstanding the above, the Company shall not be obliged to close the transactions contemplated hereby unless the Investors have each transferred to the Company their respective Investment Amounts, as set forth above, and have each fulfilled their respective obligations pursuant to this Agreement; and neither Investor shall be obliged to close the transactions contemplated hereby with respect thereto unless the other Investor has transferred to the Company his respective Investment Amount, as set forth above, and has fulfilled his respective obligations pursuant to this Agreement, the conditions specified in Section 5.1 hereof were met, and the company submitted the documents specified in Section 5.2.4 hereof.

4.4 At the Closing, the Ordinary Shares to be issued pursuant to this Agreement, when issued and allotted and fully paid for in accordance herewith: (i) will be duly authorized, validly issued, fully paid, non-assessable, and subject to anything to the contrary in this Agreement or any exhibit hereof, will not trigger any anti-dilution rights; and (ii) will be free and clear of any liens, security interests or third party rights created by the Company, and duly registered in the respective names of each of the Investors in the Company’s Shareholders’ Register and in the Company’s Substantial Shareholders’ Register.

4.5 Prior to or at the Closing SCH will sell 8,400,000 Ordinary Shares to unrelated third parties.

SECTION 5. THE CLOSING

5.1 Closing. The purchase, sale and issuance of the Ordinary Shares and of the SFKT's Option, and the consummation of the transactions contemplated herein, shall take place at a closing (the “Closing”) to be held at the offices of Gil Moore, Adv., 85 Medinat Hayehudim Street, Herzliah, at 10 a.m. on the first Business Day falling five (5) Business Days after the first date on which the Company and/or the Investors, as applicable, shall have secured and obtained the due execution or approval, as the case may be, of all of the following: (a) The approval of this Agreement and the Management Agreement by (i) the Company's Audit Committee; (ii) the Company's Board of Directors; and (iii) the Company's Shareholders General Meeting (including adopting a resolution to increase the registered share capital of the Company to a number that will allow for issuance of shares to the Investors and the Bank as contemplated hereunder); (b) The approval of the Tel Aviv Stock Exchange ("TASE") to the listing of the Company's Ordinary Shares that will be issued to the Investors, and the Ordinary Shares undelying SFKT's Option and the Bank's Option; (c) The approval of the Antitrust Commissioner to this Agreement, (d) the Company shall have filed a private placement report and a report with respect to a transaction with a control person as may be required under any applicable law, regulation, directive or rule, all for the purpose of consummation of the transactions contemplated herein at the Closing (all the approvals referred to in sub-sections (a) thourgh (d) above shall be reffered to herein, collectively, as the "Approvals"), and in addition (e) the sale of 8,400,000 Ordinary Shares by SCH to unrelated third parties. The Company and/or Investors, as the case may be, shall endevour as aforesaid to obtain such Approvals in any event not later than five (5) Business Days prior to June 30, 2006 (the “Closing Date”), or such other date, time and place as the Parties shall agree upon in writing. Should all such Approvals not be obtained and/or should all the conditions precedent to Closing not occur persuant to Section 6 below prior to the Closing Date, this Agreement shall be deemed cancelled, and no party shall have any claim against the other.

5.2 Transactions at Closing. At the Closing, the following transactions and actions shall be taken, and all such transactions and actions shall be deemed to take place simultaneously, and, with respect to each of the Company and each Investor unless specifically waived by the Company or such Investor, as the case may be, in writing, in its sole discretion and then only as to such respective Party, no transaction or action shall be deemed to have been completed or taken and no document or instrument shall be deemed delivered, until all such transactions and actions have been completed and taken and all required documents and instruments delivered:

5.2.1 Each Investor shall pay to the Company its respective Investment Amount set forth in Sections 4.1 and 4.2 respectively ("Investment Amounts"), by way of wire or electronic transfer of immediately available funds, by Alpine HoldCo, its Investment Amount in US Dollars, and by SFKT or ART P.E., its Investment Amount either in US Dollars or in NIS at the Rate of Exchange immediately prior to the Closing, to the Company’s account number, details of which shall be provided by the Company prior to the Closing, or by such other form of payment accepted by the Company;

5.2.2 The Company shall (i) issue to each Investor its respective number of Ordinary Shares set forth in Sections 4.1 and 4.2 respectively, and register the issuance and allotment of the shares in the Shareholders Register and in the Substantial Shareholders Register of the Company, and (ii) grant SFKT’s Option to SFKT (or at its written request to ART P.E.);

5.2.3 The Company and The Alpine Group, Inc., shall execute the Management Agreement.

5.2.4 The Company shall further deliver to each Investor the following documents:

(a) Share certificates. Validly executed share certificates, in the form attached hereto as Exhibit 5.2. 4(a), issued in the name of the respective Investors (or, at the request of either of the Investors with respect to its’ shares - issue the Ordinary Shares in the name of the nominee company) dated as of the Closing and representing the Ordinary Shares issued to such Investor at the Closing;

(b) Corporate Documents. (x) A copy of the resolution of the Audit Committee of the Company, (y) a copy of the resolution of the Board of Directors of the Company and (z) a copy of the resolution of the Shareholders Meeting of the Company, all approving: (i) the private placement for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement and any and all filings and notices with any Person, entity or authority, and have made any and all applicable public or other announcements, all as may be required under any applicable law, regulation, directive or rule, and shall have received any and all other consents and approvals as may be required under any applicable law, regulation, directive or rule, all for the purpose of consummation of the transactions contemplated herein and at the Shareholders Agreement at the Closing; (ii) the issuance of the Ordinary Shares to be issued pursuant to this Agreement to the Investors, and the issuance of SFKT's Option to SFKT (or at its written request to ART P.E.) at the Closing, against and subject to payment of the Investors’ respective Investment Amounts; (iii) the execution, delivery and performance of the Bank Agreement; (iv) the execution, delivery and performance of the Management Agreement; (v) the listing for trading on the TASE of the Ordinary Shares to be issued pursuant to this Agreement including the Ordinary Shares underlying SFKT's Option and the Bank's Option; and (vi) any change in the share capital of the Company;

(c) Officer’s Compliance Certificate. A duly executed Officer’s Compliance Certificate dated as of the Closing Date in the form that will be attached hereto as Exhibit 5.2. 4(c) ("Officer’s Compliance Certificate"), confirming on behalf of the Company that (i) the Company has performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Closing and (ii) the representations and warranties of the Company contained in this Agreement;

(d) TASE Approval. The TASE shall have agreed to list the Ordinary Shares to be issued pursuant to this Agreement including the Ordinary Shares underlying SFKT's Option and the Bank's Option on the TASE.

(e) A copy of the validly executed Bank Agreement;

(f) The Company shall deliver to SFKT (or at its written request to ART P.E.) the letter of allotment of SFKT's Option;

(g)  A copy of the validly executed Management Agreement;

(h) Legal Opinion. The Company shall have delivered to each of the Investors a legal opinion of Gil Moore, Adv., counsel to the Company, in form and substance reasonably acceptable to the Investors. The form of the legal opinion will be attached hereto as Exhibit 5.2.4(h)("Legal Opinion"), confirming, that (i) that true, complete and correct copies of the Company’s Articles as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures and the authority of each officer of the Company executing this Agreement, the Management Agreement on its behalf and (iii) that the resolutions of the Audit Committee, the Board of Directors and the Shareholders Meeting of the Company  have been duly adopted in accordance with the Articles of the Company in order to authorize the execution, delivery and performance of the this Agreement, including, but not limited to, the issuance and sale of the Ordinary Shares, and the execution and delivery of certificates for the Ordinary Shares, as may be required in connection with this Agreement and the consummation of the other transactions contemplated to be consummated at the Closing, (iv) that all Approvals have been obtained and secured, (v) that upon issuance and sale of the Ordinary Shares at the Closing in accordance with the provisions of this Agreement, the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable, and free of any preemptive rights or other encumbrances under the Articles, and (vi) that the execution, delivery and performance by the Company of the this Agreement and the Management Agreement do not violate any provision of the Articles.

(i) Any other document or instrument to be provided by the Company or by any Investor reasonably necessary or expedient to give full effect to the sale and purchase of the Ordinary Shares and SFKT's Option and the Management Agreement and otherwise to the consummation of all the transactions contemplated herein.

5.2.5 The Company represents that the Bank Agreement shall become effective at the Closing.

5.2.6 SCH shall have sold 8,400,000 Ordinary Shares of the Company held by SCH to unrelated third parties in a private transaction and the Company shall have received from SCH and made and given any and all filings, notifications and public announcements required as a result of such sale under any applicable law, regulation, rule or directive.

5.2.7 The Company shall have received an opinion from counsels to each Investor counsel to the Company in a form acceptable to the Company. This legal opinion will be attached hereto as Exhibit 5.2.7 ("Investors' Legal Opinion"), confirming (i) as to the incumbency and genuineness of the signatures and the authority of each officer of the Investor executing this Agreement, and the Management Agreement and (ii) that the execution, delivery and consummation of the transactions contemplated herein at the Closing do not violate any provision of Investor's governing documents.

SECTION 6. CONDITIONS TO CLOSING

6.1 Conditions to Closing by the Investors. The obligations of each Investor to take any action required of it hereunder to be taken at the Closing are subject to the fulfillment at or before the Closing of all the following conditions, any one or more of which may be waived in whole or in part by such Investor in its sole discretion, solely with respect to itself, if such waiver is permitted under any applicable law:

6.1.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as if made on the date of the Closing.

6.1.2 Performance. All covenants, agreements, obligations and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing shall have been performed or complied with in all material respects, prior to or at the Closing.

6.1.3 Consents, Notifications etc. The Company and/or the Investors, as the case may be, shall have duly obtained and secured all Approvals, and the Company has made or given any and all applicable filings and notices with, any person, entity or authority, and has made or given any and all applicable public or other announcements, all as may be required under any applicable law for the purpose of consummating the transactions contemplated herein at the Closing.

6.1.4 Delivery of Documents. All the documents to be delivered by the Company to the Investors at the Closing shall be in form and substance reasonably satisfactory to the Investors.

6.1.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Management Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as the Investors may reasonably request.

6.1.6 No Judgment or Order. There shall not be on the date of the Closing any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any authority which would prohibit or have the effect of preventing consummation of the transactions contemplated by this Agreement and the Management Agreement.

6.1.7 No Force Majeure Events. With respect to Alpine only, there shall not be or occurred any Force Majeure Event (as this term is defined in Sub-Section 10.12.1 herein) between the date of execution of this Agreement and until the Closing Date

6.1.8 The Bank Agreement remains in full force and effect in accordance with its terms, the Company is not in default or violation of any term or provision of the Bank Agreement and there is no material impediment to the implementation of the Bank Agreement including the conversion of US $15,000,000 of the Company’s debt to the Bank into the Subordinated Debt immediately after the closing.

6.1.9 SCH shall have sold 8,400,000 Ordinary Shares of the Company held by SCH to unrelated third parties in a private transaction.

6.1.10 The Company shall have duly executed the Management Agreement.

6.1.11 Each of the Investors shall have received a duly executed Officer’s Compliance Certificate from the Company dated as of the Closing Date.

6.1.12 Each of the Investors shall have received the Legal Opinion from Gil Moore, Adv. dated as of the Closing Date.

6.1.13 No Material Adverse Condition. There shall have not occurred a Material Adverse Condition with respect to the Company between the date of execution of this Agreement and until the Closing Date.

6.2 Conditions to Closing by the Company. The obligations of the Company, towards each Investor, to take any action required of the Company hereunder to be taken at the Closing are subject to the fulfillment at or before the Closing of all the following conditions, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company:

6.2.1 Representations and Warranties. The representations and warranties made by such Investor in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing.

6.2.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by such Investor prior to or at the Closing shall have been performed or complied with by such Investor prior to or at the Closing.

6.2.3 Consents, Notifications etc. The Company and/or the Investors, as the case may be, shall have duly obtained and secured all Approvals, and shall have made or given any and all applicable filings and notices with, any person, entity or authority, and has made or given any and all applicable public or other announcements, all as may be required under any applicable law, for the purpose of consummating the transactions contemplated herein and in the Shareholders Agreement at the Closing.

6.2.4 No Judgment or Order. There shall not be on the date of the Closing any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any authority which would prohibit or have the effect of preventing consummation of the transactions contemplated by this Agreement.

6.2.5 SCH shall have sold 8,400,000 Ordinary Shares of the Company held by SCH to unrelated third parties in a private transaction.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby declares, confirms, represents and warrants and undertakes to the Investors as follows:

7.1 Organization. The Company is a Public Company duly registered and validly existing under the laws of the State of Israel.

No proceeding or resolution for the bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceeding has been instituted or taken by the Company, and to the best of its knowledge, no such proceeding has been instituted or threatened against the Company.

The Company is not in default or violation of any material term or provision of its Articles of Association of the Company (the “Articles”), or to the Company’s best knowledge of any material order, law, statute, rule, regulation or directive to which it is subject so as to result in a Material Adverse Condition.

7.2 Capitalization.

7.2.1  The authorized share capital of the Company as of the Closing shall be reorganized into Ordinary Shares of which as at the date of signature of this Agreement, 35,862,393 Ordinary Shares have been issued and are fully paid-up. The Cap Table attached hereto sets forth the Company’s issued and paid-up share capital, the holders thereof, and their respective percentage of shareholdings in the Company, immediately prior to and immediately following the Closing and on a fully-diluted basis.

7.2.2 The Company shall have reserved Ordinary Shares of the Company for issuance to (i) SFKT (or at its written request to ART P.E.) in the event of exercise of the SFKT Option and (ii) the Bank, upon the exercise of the Bank Option. As of the Closing Date, the Company granted options to purchase up to 702,667 Ordinary Shares of the Company to its employees, all as detailed in the Cap Table, and the Company has reserved that number of Ordinary Shares with respect thereto. Additional options included in the existing employee stock option plan and a newly contemplated employee stock option plan are expressed on the Cap Table. The Company will reserve a sufficient number of Ordinary Shares with respect thereto.

7.2.3 Except: (i) as detailed in this Agreement and in the Cap Table; (ii) as provided in Section 7.2.2 herein; (iii) as provided in the Bank Agreement; and (iv) for the transactions contemplated in this Agreement; there are no other share capital, Convertible Securities, or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company, and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company, or under which the Company is, or may become obligated to issue any of its securities.

7.2.4 All issued and outstanding share capital of the Company was duly authorized, and is validly issued and outstanding and, except as otherwise provided in Cap Table, is fully paid and non-assessable. The Ordinary Shares, when issued and allotted and fully paid in accordance with this Agreement at the Closing, will be duly authorized, validly issued, fully paid, non-assessable, and free and clear from all liens, security interests, third party claims or encumbrances of any nature, and will have the rights set forth in the Company’s Articles, and will be subject to restrictions set forth in the Company’s Articles and/or in this Agreement or any exhibit hereof or under any applicable law, regulation, rules or directive.

7.2.5 The Ordinary Shares issuable upon the due exercise of the SFKT's Option: (i) will be duly authorized and reserved in sufficient quantity for issuance by all necessary corporate action; and (ii) when issued and allotted in accordance with this Agreement, will be duly and validly issued, fully paid, non-assessable, and free of any and clear from all liens, security interests, third party claims or encumbrances of any nature created by the Company.

7.3 Authorization. The Company has the full power and authority to execute, enter into and perform its obligations under this Agreement, which, subject to obtaining the Approvals, has been, or will be prior to the Closing, duly authorized by all of the necessary corporate and any and all other actions, and the same constitute or will constitute (as applicable) valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and/or other similar laws affecting the rights of creditors generally or by the application of general equity principles, and/or relating to the Company.

7.4 No Conflict. Subject to obtaining the Approvals required by the Company and/or Investors, as the case may be, in order to consummate and perform this Agreement, the execution, delivery, and performance of this Agreement and the Management Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company at the Closing, will not conflict with, give rise to, or result in any breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), violate the terms of, result in the acceleration of any obligation, terminate, modify, or cancel, or require any notice under: (i) any applicable law, regulation, rule, directive, order, judgment, writ, injunction, decree or award of any governmental authority, agency or court, or other restriction of any governmental entity, agency or court, or the TASE; or (ii) any material written and/or oral agreement, contract, commitment, lease, license, arrangement and/or other instrument to which such party is bound by or to which any of its assets is subject to; and/or (iii) any provision of the Company’s Memorandum of Association, Articles, or any other material applicable document, as the case may be.

7.5 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement. The Company agrees to indemnify and hold the Investors harmless, from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the above statement.

7.6 To the Company’s best knowledge the representations and warranties made in this Section 7 do not contain any untrue statement or omit a material fact that makes the statements therein misleading.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Alpine HoldCo and SFKT severally, each as to itself, and not jointly, declares, confirms, represents, warrants and undertakes to the Company that:

8.1 Organization. It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and it has all necessary power, authority and capacity to enter into, execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. No proceeding or resolution for the bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceeding has been instituted or taken thereby, and to the best of its knowledge, no such proceeding has been instituted or threatened against it.

8.2 Authorization. The execution, delivery and performance of this Agreement and the Management Agreement by it has been duly and validly authorized and approved by all necessary corporate or other applicable action, as the case may be, and constitutes a valid and legally binding obligation thereof.

This Agreement has been duly and validly executed and delivered thereby, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and/or other similar laws affecting the rights of creditors generally or by the application of general equity principles, and/or relating thereto.

8.3 No Conflict. Subject to obtaining the Approvals required by the Company and/or Investors, as the case may be, in order to consummate and perform this Agreement, the execution, delivery, and performance of this Agreement and the Management Agreement by such Investor, and the consummation of the transactions contemplated hereby, does not and will not conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), violate the terms of, result in the acceleration of any obligation, terminate, modify, or cancel, or require any notice under: (i) any applicable law, regulation, rule, directive, order, judgment, writ, injunction, decree or award of any governmental authority, agency or court, or other restriction of any governmental entity, agency or court, or the TASE; or (ii) any written and/or oral agreement, contract, commitment, lease, license, arrangement and/or other instrument to which such Investor is bound by or to which any of its assets is subject to; and/or (iii) any provision of the Investor's certificate of incorporation, by-laws, articles of association, memorandum of association or certificate of registration, or any other material applicable document, as the case may be.

8.4 Experience; Speculative Nature of Investment It is a sophisticated investor and has such requisite knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company and of the transactions contemplated hereunder. Such Investor represents that it has the ability to bear the full economic risk of its investment pursuant to this Agreement. Such Investor is aware of the risks therefore associated with its investment in the Company. Such Investor also warrants and represents that it has not been organized solely for the purpose of acquiring the Ordinary Shares.

8.5 Information Received Before Purchase "As Is" and Waiver of Claims.

8.5.1 Each Investor represents, acknowledges and confirms that it has either received from the Company or had the opportunity to receive any and all the materials it requested and has either conducted or had the opportunity to conduct a full independent due diligence review of the Company and its business, and that it has had the opportunity to discuss the Company’s business and financial affairs with the officers and the management of the Company and to visit and review the Company’s operations and facilities. Such Investor agrees to purchase the Ordinary Shares, based upon its experience as a sophisticated investor and the investigations it has deemed necessary to make prior to the date hereof.

8.5.2 Each of the Investors hereby irrevocably and unconditionally confirms, represents and warrants that it does not have any claims and/or demands and/or allegations whatsoever against the Company or the other Investor, and, without derogating from the aforesaid, except in the event of fraud or gross negligence by the Company - with respect to information made available to the public; or fraud - with respect to information not in the public domain, that was provided to the Investors prior to the date hereof, hereby irrevocably and unconditionally releases and discharges each of the Company and the other Investor from and against any claims and/or demands and/or allegations whatsoever which it may have or may have had (whether known or unknown), if any, all including, but not limited to any claims and/or demands and/or allegations of any “non conformity” or defect of any kind or any other cause of claim of any kind with respect to the Ordinary Shares and its investment in the Company, and that it shall not raise any such claims and/or demands and/or allegations whatsoever in the future.

8.5.3 In addition, and without derogating from the said in sub sections 8.5.1 and 8.5.2 above, SFKT represents, acknowledges and confirms that if and when it will be making the decision to exercise SFKT's Option or any part thereof, SFKT shall rely solely on its own independent examination of the Company, including the merits and risks involved in investing in the Company. The purchasing of the underlying Ordinary Shares under SFKT's Option shall be made on an “AS IS” basis, and SFKT hereby waives any claim whatsoever of any “non conformity” or defect of any kind or any other cause of claim of any kind with respect to the underlying Ordinary Shares and its investment in the Company.

8.6 Investment Purpose. Such Investor represents and agrees that it is purchasing the Ordinary Shares for investment for its own account, not as nominee or agent, and not with a current view to, or for immediate resale or in connection with, any distribution of any part thereof, and such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. For the avoidance of doubt it is hereby clarified that the purchase of Ordinary Shares by SFKT on behalf of ART P. E. is in compliance with this representation.

8.7 Each Investor represents, warrants and covenants that it has and will continue to timely provide the Company, it being a publicly listed Company, with any information required to enable the Company to comply with any applicable legal requirements in connection therewith.

8.8 Each Investor is familiar with the provisions of the Bank Agreement and the right of the Bank to demand immediate repayment of the loans owing to the Bank in the event there is a change of control over the Company without the consent of the Bank.

SECTION 9. AFFIRMATIVE COVENANTS

9.1 Use of Proceeds. The Company will use the proceeds of the issuance and sale of the Ordinary Shares to the Investors to repay the Bank part of the Company's long-term outstanding loans as detailed in the Bank Agreement, all pursuant to and in accordance with the terms and conditions of the Bank Agreement, and any applicable law, regulation, rule or directive.

9.2 Reservation of Additional Shares for Share Options. In addition to the shares reserved by the Company as of the date hereof (as detailed in Cap Table), the Company shall reserve, out of its authorized but unissued share capital, an additional amount of [ ] Ordinary Shares; all such reserved shares shall be available for future allocation under the Bank's Option and SFKT's Option, and shall be allocated within the framework of the Bank Agreement and this Agreement to the Bank and SFKT or - at its written request- to ART P.E, respectively.

9.3 Submission of Reports and Information. The Company confirms that it is aware of the fact that SFKT and The Alpine Group Inc. are each a publicly traded company that has to comply with the disclosure duties under the respective Securities Law that applies to them and under any other foreign securities laws and regulations promulgated thereunder, respectively. The Company will provide each of the Investors annual and quarterly financial statements made pursuant to the reporting requirements applicable to the Company, as well as all other information or materials that may be required for each of the Investors in order to comply with its reporting or disclosure duties under the Securities Law or any other applicable law, order, regulation, rule, directive or other applicable ruling. Annual and quarterly financial statements will be submitted to the Investors no later than 10 Business Days before the last day by which the relevant annual and quarterly financial statements must be published by Public Companies under the Securities Law.

SECTION 10. MISCELLANEOUS

10.1 Waiver And Forbearance. No waiver of any term or provision of this Agreement shall be effective unless in writing signed by the party to be charged. No rights of any party shall be prejudiced or restricted by any indulgence or forbearance to any other party or parties and no waiver by any party in respect of any breach of any term or provision of this Agreement shall operate or construed as a waiver in respect of any subsequent breach.

10.2 Governing Law And Competent Courts. The construction, validity, interpretation, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, shall be governed by the Laws of the State of Israel, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Agreement, to the exclusion of any other jurisdiction.

10.3 Periods.

10.3.1 Periods stated in this Agreement in terms of months shall be calculated on the basis of Gregorian calendar months.

10.3.2  All references in this Agreement to days are references to Business Days both in Israel and in the U.S.A (Eastern Time). "Business Days" means any day that is not Saturday, Sunday, or a day on which banking institutions in New York, NY, or in the State of Israel are authorized or required to be closed.

10.4 Notices. All notices or communications required or permitted hereunder shall be deemed duly given when received on a Business Day (and if sent on a day which is not a Business Day, on the next succeeding Business Day), by any of the parties hereto to the other parties if such notice or communication is (i) dated and in writing and (ii) personally delivered or sent by e-mail, or by fax, receipt confirmed, as follows:

If to the Company, as follows:

Superior Cables Ltd.
P.O.Box 400
Kiriat Bialik, 27103
Att: Chief Executive Officer
Fax: (972)-4-8466286/65

With a simultaneous copy to:

Gil Moore, Adv.
85 Medinat Hayehudim Street
Herzliya, Pituach, 46766 Israel
Fax: (972)-9-9504222
E-mail: gil@gmoorelaw.com

If to Alpine HoldCo or to SCH:

C/o The Alpine Group, Inc.
One Meadowlands Plaza, Suite 801
East Rutherford, New Jersey 07073
U.S.A
Attention: Executive Vice President
Fax: (201) 549-4428
E-mail: mposner@alpine-group.com

With a simultaneous copy to:

Shiboleth, Yisraeli, Roberts, Zisman & Co.
And Moshe H. Neeman, Ben-Artzi & Co.
46 Montefiore Street,
Tel Aviv, Israel 65201
Att. Richard M. Roberts, Esq.
Fax: 972-3-7103322
Email: R.Roberts@shibolet.com

If to SFKT, as follows:

C/o Shrem Fudim Kelner Technologies Ltd
Platinum Tower, fl. 15,
21, Ha'Arbaa St., Tel Aviv, 64739
Fax: 972-3- 6845554
Email: shremi@sfkt.co.il

With a simultaneous copy to:

Lahav, Litvak-Abadi & Co.
52,Menachem Begin Street,
Tel Aviv, Israel, 67137
Att: Nira Lahav, Esq.
Fax: 972-3-6882021
Email: nira@lahavlit-law.co.il

And to: Dorit@sfkt.co.il

The above addresses respectively shall also be the addresses of the parties hereto for service of documents of any kind.

The above address or addresses may be changed by the relevant Party by notice in writing furnished to all persons at their above designated residences, as provided. Such notice shall be deemed to have been given as of the date received or as otherwise set forth herein.

10.5 Entire Agreement and Amendments. This Agreement and the Management Agreement constitute the sole understandings between the Company and any of the Investors with respect to the subject matter hereof and supercedes any prior understandings, agreements, representation and/or warranties by or among the parties, written or oral. No modification or amendment of this Agreement may be made except by an instrument in writing, signed by all the Parties hereto.

10.6 Press Releases and Public Announcements. Any and all press releases or public announcements that the Parties are required to make under any applicable law or are otherwise proposed to be made in connection herewith, will be made, to the extent possible and permissible under any applicable law, following the prior coordination of the contents thereof with the other Parties.

10.7 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original but all of which together will constitute one and the same instrument.

10.9 Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

10.10 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

10.11 Expenses.

10.11.1 Subject to any applicable law, regulation, rule or directive, the Company will reimburse Alpine HoldCo's reasonable expenses with respect to arranging, negotiating and drafting the transactions contemplated under this Agreement up to the limit to be approved by the Company's Audit Committee.

10.11.2 Except as provided in sub-section 10.11.1 above, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby including, inter alia, fees and expenses of its own counsel, financial consultants and accountants.

10.12 Material Adverse Conditions and Force Majeure events.

10.12.1 Alpine shall not be liable for failures or delays in the performance of any of its respective obligations hereunder, from the date of execution of this Agreement and until the Closing Date, due to any Material Adverse Condition or force majeure events that at the time of execution of this Agreement Alpine did not know of or foresee and need not have known or foreseen, and which it could not have avoided, including but not limited to acts of full scale war, and acts of God, or any other cause beyond the reasonable control of Alpine (any Material Adverse Condition and the force majeure events mentioned herein, collectively, the "Force Majeure Events"); provided however that the performance of this Agreement under the circumstances of the Force Majeure Events is impossible or fundamentally different from what was agreed herein.

10.12.2 Without derogating from the above, Alpine agrees that upon the occurrence of the Force Majeure Events from the date of execution of this Agreement and until the Closing Date, the Closing by it is not required to take place, and if the Force Majeure Events continue for a period of time greater than seven (7) days, then either Party may terminate this Agreement and in such case it will not bind the Company, Alpine, SFKT and ART P.E. in any respect.

AS WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

Superior Cables Ltd.	Superior Cables Holding (1997) Ltd.	Shrem Fudim Kelner Technologies Ltd.

By: /s/ Yecheskel Baron Yecheskel Baron	By: /s/ Stewart H. Wahrsager Stewart H. Wahrsager	By: /s/ Itschak Shrem Itschak Shrem
Alpine Holdco Inc.

By: /s/ K. Mitchell Posner K. Mitchell Posner